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                                                                    EXHIBIT 23.3

                          INDEPENDENT AUDITORS' CONSENT

Charter One Financial, Inc.

We consent to the incorporation by reference in this Registration Statement of Charter One Financial, Inc. on Form S-4 of our report dated January 26, 1999 (which expresses an unqualified opinion and refers to the reports of other auditors on the consolidated financial statements of ALBANK Financial Corporation and RCSB Financial, Inc., each of which were merged with Charter One Financial, Inc.), appearing in the Annual Report on Form 10-K of Charter One Financial, Inc. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

August 11, 1999